SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE TO

(RULE 13e-4)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

Electronics For Imaging, Inc.

(Name of Subject Company (Issuer))

Electronics For Imaging, Inc.

(Name of Filing Person (Offeror))

Options to Purchase Common Stock, Par Value $0.01 Per Share

With an Exercise Price Greater Than $10.77 Per Share

(Title of Class of Securities)

286082102

(CUSIP Number of Class of Securities)

(Underlying Common Stock)

John Ritchie

Electronics For Imaging, Inc.

303 Velocity Way

Foster City, California 94404-4803

(650) 357-3500

(Name, Address and Telephone Number of Person Authorized to Receive

Notices and Communications on Behalf of the Filing Person)

With a copy to:

C. Brophy Christensen, Esq.

O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor

San Francisco, California 94111

(415) 984-8700

Calculation of Filing Fee

Transaction Valuation*	Amount of Filing Fee**
$4,904,989	$273.70

*	Estimated solely for purposes of determining the filing fee. The calculation of the Transaction Valuation assumes that all outstanding options to purchase shares of Electronics For Imaging, Inc. common stock that may be eligible for exchange in the offer will be exchanged pursuant to the offer. These options cover an aggregate of 3,358,639 shares of Electronics For Imaging, Inc. common stock and have an aggregate value of $4,904,989 as of August 28, 2009, calculated using the Black-Scholes-Merton option pricing model.

**	The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #5 for fiscal year 2009, issued March 11, 2009, equals $55.80 per $1,000,000 of the aggregate amount of the Transaction Valuation. The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.

☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Not applicable.	Filing Party: Not applicable.
Form or Registration No.: Not applicable.	Date Filed: Not applicable.

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

ITEM 1.	SUMMARY TERM SHEET.

The information set forth under the caption “Summary Term Sheet and Questions and Answers” in the Offer to Exchange Certain Outstanding Stock Options for Restricted Stock Units and/or Cash Payments, dated August 31, 2009, attached hereto as Exhibit (a)(1)(i) (the “Offer to Exchange”), is incorporated herein by reference.

ITEM 2.	SUBJECT COMPANY INFORMATION.

(a) Name and Address. Electronics For Imaging, Inc., a Delaware corporation (“EFI”), is the issuer of the securities subject to the Offer to Exchange. EFI maintains its registered office at 303 Velocity Way, Foster City, California 94404-4803. EFI’s telephone number is (650) 357-3500.

(b) Securities. This Tender Offer Statement on Schedule TO relates to a one-time stock option exchange program (“option exchange”) pursuant to which EFI is offering certain employees the opportunity to exchange certain options (“eligible options”) to purchase up to an aggregate of 3,358,639 shares of EFI’s common stock, whether vested or unvested, that were granted under one of EFI’s equity incentive plans (including plans assumed by EFI in connection with mergers and acquisitions) and have a per share exercise price greater than the per share closing trading price of EFI’s common stock as quoted on the NASDAQ Global Select Market as of the trading day immediately preceding the date the option exchange commences. These eligible options may be exchanged for new restricted stock units (“RSUs”) to be granted under EFI’s 2009 Equity Incentive Award Plan (“2009 Plan”), provided that if an eligible option is surrendered in the option exchange and either the option (1) has a fair value of $250 or less or (2) is held by an employee who is actively employed by EFI or EFI’s majority-owned subsidiaries in Australia, Belgium, Brazil, Canada, China, France, Italy, South Korea, Mexico, Singapore, Spain, Sweden or the United Kingdom, then that option will be exchanged for a cash payment instead of new RSUs. No RSUs will be issued with respect to any such eligible option that is exchanged for a cash payment.

Employees who are eligible for the option exchange (“eligible employees”) include all of EFI’s active employees and active employees of EFI’s majority-owned subsidiaries who continue to provide services to EFI or EFI’s majority-owned subsidiaries through the completion of the option exchange. Notwithstanding the foregoing, EFI’s executive officers and members of EFI’s board of directors are not eligible to participate in the option exchange.

The subject class of securities consists of the eligible options. The actual number of new RSUs to be granted in the option exchange and any cash payments to be made will depend on several factors, including but not limited to the original grant date, the exercise price and the number of shares of EFI common stock subject to the eligible options that are exchanged. The information set forth in the Offer to Exchange under the captions “Summary Term Sheet and Questions and Answers” and “Risks of Participating in the Exchange Offer,” and Sections 2, 6 and 9 of the Offer to Exchange under the caption “Offer to Exchange” entitled “Number of New RSUs or Amount of Cash Payment; Completion Date,” “Acceptance of Options for Exchange; Grant of New RSUs and Cash Payments,” and “Source and Amount of Consideration; Terms of New RSUs and Cash Payments,” respectively, is incorporated herein by reference.

(c) Trading Market and Price. The information set forth in Section 8 of the Offer to Exchange under the caption “Offer to Exchange” entitled “Price Range of Shares Underlying the Options” is incorporated herein by reference.

ITEM 3.	IDENTITY AND BACKGROUND OF FILING PERSON.

EFI is both the filing person and the issuer. The information set forth under Item 2(a) above is incorporated herein by reference. Pursuant to General Instruction C to Schedule TO, the information set forth on Schedule A to the Offer to Exchange is incorporated herein by reference.

ITEM 4.	TERMS OF THE TRANSACTION.

(a) Material Terms. The information set forth in the Offer to Exchange under the caption “Summary Term Sheet and Questions and Answers” and Sections 1, 2, 3, 4, 5, 6, 7, 8, 9, 12, 13, 14 and 15 of the Offer to Exchange under the caption “Offer to Exchange” entitled “Eligibility,” “Number of New RSUs or Amount of Cash Payment; Completion Date,” “Purpose of the Offer,” “Procedures for Electing to Exchange Options,” “Withdrawal Rights and Change of Election,” “Acceptance of Options for Exchange; Grant of New RSUs and Cash Payments,” “Conditions of the Offer,” “Price Range of Shares Underlying the Options,” “Source and Amount of Consideration; Terms of New RSUs and Cash Payments,” “Status of Options Acquired by Us in the Offer; Accounting Consequences of the

Offer,” “Legal Matters; Regulatory Approvals,” “Material Income Tax Consequences” and “Extension of Offer; Termination; Amendment,” respectively, and Schedules D through U, guides to tax issues in foreign jurisdictions, to the Offer to Exchange is incorporated herein by reference.

(b) Purchases. Members of EFI’s board of directors and EFI’s executive officers are not eligible to participate in the option exchange. The information set forth in Section 11 of the Offer to Exchange under the caption “Offer to Exchange” entitled “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning our Securities” is incorporated herein by reference.

ITEM 5.	PAST CONTRACTS, TRANSACTIONS, NEGOTIATIONS AND ARRANGEMENTS.

(a) Agreements Involving the Subject Company’s Securities. The information set forth in Section 11 of the Offer to Exchange under the caption “Offer to Exchange” entitled “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning our Securities” is incorporated herein by reference. The terms and conditions of the 2009 Plan are incorporated herein by reference. The terms of the Consent Agreement to Tax Ruling for Eligible Employees Subject to Tax in Israel and the Consent Agreement to Tax Ruling for Eligible Employees Subject to Tax in The Netherlands are incorporated herein by reference.

ITEM 6.	PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

(a) Purposes. The information set forth in the section of the Offer to Exchange under the caption “Summary Term Sheet and Questions and Answers” and Section 3 under the caption “Offer to Exchange” entitled “Purpose of the Offer” is incorporated herein by reference.

(b) Use of Securities Acquired. The information set forth in Sections 6 and 12 of the Offer to Exchange under the caption “Offer to Exchange” entitled “Acceptance of Options for Exchange; Grant of New RSUs and Cash Payments” and “Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer,” respectively, is incorporated herein by reference.

(c) Plans. The information set forth in the Offer to Exchange under the caption “Summary Term Sheet and Questions and Answers” and Section 3 of the Offer to Exchange under the caption “Offer to Exchange” entitled “Purpose of the Offer” is incorporated herein by reference.

ITEM 7.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

(a) Source of Funds. The information set forth in Section 9 of the Offer to Exchange under the caption “Offer to Exchange” entitled “Source and Amount of Consideration; Terms of New RSUs and Cash Payments” is incorporated herein by reference.

(b) Conditions. The information set forth in Section 7 of the Offer to Exchange under the caption “Offer to Exchange” entitled “Conditions of the Offer” is incorporated herein by reference.

(d) Borrowed Funds. Not applicable.

ITEM 8.	INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

(a) Securities Ownership. The information set forth in Section 11 of the Offer to Exchange under the caption “Offer to Exchange” entitled “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning our Securities” is incorporated herein by reference.

(b) Securities Transactions. The information set forth in Section 11 of the Offer to Exchange under the caption “Offer to Exchange” entitled “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning our Securities” is incorporated herein by reference.

ITEM 9.	PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

(a) Solicitations or Recommendations. Not applicable.

ITEM 10.	FINANCIAL STATEMENTS.

(a) Financial Information. The information set forth in Schedule B to the Offer to Exchange and Sections 10 and 17 of the Offer to Exchange under the caption “Offer to Exchange” entitled “Information Concerning EFI” and “Additional Information,” respectively, is incorporated herein by reference. The Company’s Annual Report on Form 10-K, as amended, and Quarterly Reports on Form 10-Q are available electronically on the Securities and Exchange Commission’s website at http://www.sec.gov.

(b) Pro Forma Financial Information. Not applicable.

ITEM 11.	ADDITIONAL INFORMATION.

(a) Agreements, Regulatory Requirements and Legal Proceedings. The information set forth in Sections 11 and 13 of the Offer to Exchange under the caption “Offer to Exchange” entitled “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning our Securities” and “Legal Matters; Regulatory Approvals,” respectively, is incorporated herein by reference.

(b) Other Material Information. Not applicable.

ITEM 12.	EXHIBITS.

Exhibit Number	Description

(a)(1)(i)	Offer to Exchange Certain Outstanding Stock Options for Restricted Stock Units and/or Cash Payments, dated August 31, 2009

(a)(1)(ii)	Email to all eligible employees from Guy Gecht, EFI’s Chief Executive Officer, dated August 31, 2009

(a)(1)(iii)	Form of Agreement to Terms of Election

(a)(1)(iv)	Election Form

(a)(1)(v)	Form of email confirming receipt of Election Form

(a)(1)(vi)	Form of email reminder

(a)(1)(vii)	Screen shots of stock option exchange program election website

(a)(1)(viii)	Screen shot of stock option exchange intranet page

(a)(1)(ix)	Employee presentation materials

(a)(1)(x)	Notification to employees regarding information sessions

(a)(1)(xi)	Consent Agreement to Tax Ruling for Eligible Employees Subject to Tax in Israel

(a)(1)(xii)	Consent Agreement to Tax Ruling for Eligible Employees Subject to Tax in The Netherlands

(a)(1)(xiii)	Communication from Guy Gecht, EFI’s Chief Executive Officer, to EFI business divisions managers, human resources managers and the investors relations team, dated May 6, 2009 (1)

(a)(2)	Not applicable

(a)(3)	Not applicable

(a)(4)	Not applicable

(b)	Not applicable

(d)(1)	Electronics For Imaging, Inc. 2009 Equity Incentive Award Plan (2)

(d)(2)	Electronics For Imaging, Inc. 2009 Equity Incentive Award Plan form of restricted stock unit award grant notice and restricted stock unit award agreement (3)

(d)(3)	Electronics For Imaging, Inc. 2009 Equity Incentive Award Plan form of restricted stock unit award grant notice and restricted stock unit award agreement & undertaking - Israeli employees

(d)(4)	Electronics For Imaging, Inc. 1990 Stock Plan (4)

(d)(5)	Electronics For Imaging, Inc. 1990 Stock Plan form of option grant agreement (5)

(d)(6)	Electronics For Imaging, Inc. 1999 Equity Incentive Plan, as amended (6)

(d)(7)	Electronics For Imaging, Inc. 1999 Equity Incentive Plan, as amended, form of stock option agreement (7)

(d)(8)	Splash Technology Holdings, Inc. 1996 Stock Option Plan, as amended (8)

(d)(9)	Splash Technology Holdings, Inc. 1996 Stock Option Plan, as amended, form of notice of grant of stock options and option grant agreement (9)

(d)(10)	Printcafe Software, Inc. 1999 Stock Option/Stock Incentive Plan (10)

(d)(11)	Printcafe Software, Inc. 2000 Stock Incentive Plan (11)

(d)(12)	Printcafe Software, Inc. 2002 Key Executive Stock Incentive Plan (12)

(d)(13)	Printcafe Software, Inc. 2002 Stock Incentive Plan (13)

(d)(14)	T/R Systems, Inc. 1999 Stock Option Plan (14)

(d)(15)	Electronics for Imaging, Inc. 2004 Equity Incentive Plan (15)

(d)(16)	Electronics for Imaging, Inc. 2004 Equity Incentive Plan form of option grant agreement (16)

(d)(17)	Electronics For Imaging, Inc. 2007 Equity Incentive Award Plan (17)

(d)(18)	Electronics For Imaging, Inc. 2007 Equity Incentive Award Plan form of stock option grant notice and stock option agreement (18)

(g)	Not applicable

(h)	Not applicable

(1)	Incorporated by reference to Exhibit 99.4 to the Schedule TO-C filed by EFI pursuant to Rule 13e-4 of the Exchange Act (SEC File No. 005-43124) on May 6, 2009.

(2)	Incorporated by reference to Appendix B of EFI’s Proxy Statement (SEC File No. 000-18805) filed with the SEC pursuant to Section 14(a) of the Exchange Act on May 21, 2009.

(3)	Incorporated by reference to Exhibit 10.2 to EFI’s Current Report on Form 8-K (SEC File No. 000-18805) filed with the SEC on August 17, 2009.

(4)	Incorporated by reference to Exhibit 4.1 to EFI’s Registration Statement on Form S-8 (SEC File No. 333-11685) filed with the SEC on September 10, 1996.

(5)	Incorporated by reference to Exhibit 4.2 to EFI’s Registration Statement on Form S-8 (SEC File No. 333-11685) filed with the SEC on September 10, 1996.

(6)	Incorporated by reference to Exhibit 99.1 to EFI’s Registration Statement on Form S-8 (SEC File No. 333-106422) filed with the SEC on June 24, 2003.

(7)	Incorporated by reference to Exhibit (d)(5) to the Schedule TO filed by EFI pursuant to Rule 13e-4 of the Exchange Act (SEC File No. 005-43124) on October 23, 2007.

(8)	Incorporated by reference to Exhibit 10.13 to EFI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (SEC File No. 000-18805) filed with the SEC on May 10, 2004.

(9)	Incorporated by reference to Exhibit (d)(4) to the Schedule TO filed by EFI pursuant to Rule 13e-4 of the Exchange Act (SEC File No. 005-43124) on October 23, 2007.

(10)	Incorporated by reference to Exhibit 10.1 to Amendment No.1 to Printcafe Software Inc.’s Registration Statement on Form S-1 (SEC File No. 333-82646) filed with the SEC on March 27, 2002.

(11)	Incorporated by reference to Exhibit 10.2 to Amendment No. 1 to Printcafe Software, Inc.’s Registration Statement on Form S-1 (SEC File No. 333-82646) filed with the SEC on March 27, 2002.

(12)	Incorporated by reference to Exhibit 10.4 to Amendment No. 1 to Printcafe Software, Inc.’s Registration Statement on Form S-1 (SEC File No. 333-82646) filed with the SEC on March 27, 2002.

(13)	Incorporated by reference to Exhibit 10.5 to Amendment No. 1 to Printcafe Software, Inc.’s Registration Statement on Form S-1 (SEC File No. 333-82646) filed with the SEC on March 27, 2002.

(14)	Incorporated by reference to Exhibit 10.5 to Amendment No. 1 to T/R Systems, Inc.’s Registration Statement on Form S-1 (SEC File No. 333-88439) filed with the SEC on November 10, 1999.

(15)	Incorporated by reference to Exhibit 99.1 to EFI’s Registration Statement on Form S-8 (SEC File No. 333-116548) filed with the SEC on June 16, 2004.

(16)	Incorporated by reference to Exhibit 10.14 to EFI’s Annual Report on Form 10-K for the fiscal year ending December 31, 2005 (SEC File No. 000-18805) filed with the SEC on March 16, 2006.

(17)	Incorporated by reference to Appendix B of EFI’s Proxy Statement (SEC File No. 000-18805) filed with the SEC pursuant to Section 14(a) of the Exchange Act on November 14, 2007.

(18)	Incorporated by reference to Exhibit 99.1 to EFI’s Registration Statement on Form S-8 (SEC File No. 333-148197) filed with the SEC on December 20, 2007.

ITEM 13.	INFORMATION REQUIRED BY SCHEDULE 13E-3.

(a) Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 31, 2009	Electronics For Imaging, Inc.

	By:	/s/ John Ritchie
		Name:	John Ritchie
		Title:	Chief Financial Officer

INDEX OF EXHIBITS

Exhibit Number	Description

(a)(1)(i)	Offer to Exchange Certain Outstanding Stock Options for Restricted Stock Units and/or Cash Payments, dated August 31, 2009

(a)(1)(ii)	Email to all eligible employees from Guy Gecht, EFI’s Chief Executive Officer, dated August 31, 2009

(a)(1)(iii)	Form of Agreement to Terms of Election

(a)(1)(iv)	Election Form

(a)(1)(v)	Form of email confirming receipt of Election Form

(a)(1)(vi)	Form of email reminder

(a)(1)(vii)	Screen shots of stock option exchange program election website

(a)(1)(viii)	Screen shot of stock option exchange intranet page

(a)(1)(ix)	Employee presentation materials

(a)(1)(x)	Notification to employees regarding information sessions

(a)(1)(xi)	Consent Agreement to Tax Ruling for Eligible Employees Subject to Tax in Israel

(a)(1)(xii)	Consent Agreement to Tax Ruling for Eligible Employees Subject to Tax in The Netherlands

(a)(1)(xiii)	Communication from Guy Gecht, EFI’s Chief Executive Officer, to EFI business divisions managers, human resources managers and the investors relations team, dated May 6, 2009 (1)

(a)(2)	Not applicable

(a)(3)	Not applicable

(a)(4)	Not applicable

(b)	Not applicable

(d)(1)	Electronics For Imaging, Inc. 2009 Equity Incentive Award Plan (2)

(d)(2)	Electronics For Imaging, Inc. 2009 Equity Incentive Award Plan form of restricted stock unit award grant notice and restricted stock unit award agreement (3)

(d)(3)	Electronics For Imaging, Inc. 2009 Equity Incentive Award Plan form of restricted stock unit award grant notice and restricted stock unit award agreement & undertaking - Israeli employees

(d)(4)	Electronics For Imaging, Inc. 1990 Stock Plan (4)

(d)(5)	Electronics For Imaging, Inc. 1990 Stock Plan form of option grant agreement (5)

(d)(6)	Electronics For Imaging, Inc. 1999 Equity Incentive Plan, as amended (6)

(d)(7)	Electronics For Imaging, Inc. 1999 Equity Incentive Plan, as amended, form of stock option agreement (7)

(d)(8)	Splash Technology Holdings, Inc. 1996 Stock Option Plan, as amended (8)

(d)(9)	Splash Technology Holdings, Inc. 1996 Stock Option Plan, as amended, form of notice of grant of stock options and option grant agreement (9)

(d)(10)	Printcafe Software, Inc. 1999 Stock Option/Stock Incentive Plan (10)

(d)(11)	Printcafe Software, Inc. 2000 Stock Incentive Plan (11)

(d)(12)	Printcafe Software, Inc. 2002 Key Executive Stock Incentive Plan (12)

(d)(13)	Printcafe Software, Inc. 2002 Stock Incentive Plan (13)

(d)(14)	T/R Systems, Inc. 1999 Stock Option Plan (14)

(d)(15)	Electronics for Imaging, Inc. 2004 Equity Incentive Plan (15)

(d)(16)	Electronics for Imaging, Inc. 2004 Equity Incentive Plan form of option grant agreement (16)

(d)(17)	Electronics For Imaging, Inc. 2007 Equity Incentive Award Plan (17)

(d)(18)	Electronics For Imaging, Inc. 2007 Equity Incentive Award Plan form of stock option grant notice and stock option agreement (18)

(g)	Not applicable

(h)	Not applicable

(1)	Incorporated by reference to Exhibit 99.4 to the Schedule TO-C filed by EFI pursuant to Rule 13e-4 of the Exchange Act (SEC File No. 005-43124) on May 6, 2009.

(2)	Incorporated by reference to Appendix B of EFI’s Proxy Statement (SEC File No. 000-18805) filed with the SEC pursuant to Section 14(a) of the Exchange Act on May 21, 2009.

(3)	Incorporated by reference to Exhibit 10.2 to EFI’s Current Report on Form 8-K (SEC File No. 000-18805) filed with the SEC on August 17, 2009.

(4)	Incorporated by reference to Exhibit 4.1 to EFI’s Registration Statement on Form S-8 (SEC File No. 333-11685) filed with the SEC on September 10, 1996.

(5)	Incorporated by reference to Exhibit 4.2 to EFI’s Registration Statement on Form S-8 (SEC File No. 333-11685) filed with the SEC on September 10, 1996.

(6)	Incorporated by reference to Exhibit 99.1 to EFI’s Registration Statement on Form S-8 (SEC File No. 333-106422) filed with the SEC on June 24, 2003.

(7)	Incorporated by reference to Exhibit (d)(5) to the Schedule TO filed by EFI pursuant to Rule 13e-4 of the Exchange Act (SEC File No. 005-43124) on October 23, 2007.

(8)	Incorporated by reference to Exhibit 10.13 to EFI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (SEC File No. 000-18805) filed with the SEC on May 10, 2004.

(9)	Incorporated by reference to Exhibit (d)(4) to the Schedule TO filed by EFI pursuant to Rule 13e-4 of the Exchange Act (SEC File No. 005-43124) on October 23, 2007.

(10)	Incorporated by reference to Exhibit 10.1 to Amendment No.1 to Printcafe Software Inc.’s Registration Statement on Form S-1 (SEC File No. 333-82646) filed with the SEC on March 27, 2002.

(11)	Incorporated by reference to Exhibit 10.2 to Amendment No. 1 to Printcafe Software, Inc.’s Registration Statement on Form S-1 (SEC File No. 333-82646) filed with the SEC on March 27, 2002.

(12)	Incorporated by reference to Exhibit 10.4 to Amendment No. 1 to Printcafe Software, Inc.’s Registration Statement on Form S-1 (SEC File No. 333-82646) filed with the SEC on March 27, 2002.

(13)	Incorporated by reference to Exhibit 10.5 to Amendment No. 1 to Printcafe Software, Inc.’s Registration Statement on Form S-1 (SEC File No. 333-82646) filed with the SEC on March 27, 2002.

(14)	Incorporated by reference to Exhibit 10.5 to Amendment No. 1 to T/R Systems, Inc.’s Registration Statement on Form S-1 (SEC File No. 333-88439) filed with the SEC on November 10, 1999.

(15)	Incorporated by reference to Exhibit 99.1 to EFI’s Registration Statement on Form S-8 (SEC File No. 333-116548) filed with the SEC on June 16, 2004.

(16)	Incorporated by reference to Exhibit 10.14 to EFI’s Annual Report on Form 10-K for the fiscal year ending December 31, 2005 (SEC File No. 000-18805) filed with the SEC on March 16, 2006.

(17)	Incorporated by reference to Appendix B of EFI’s Proxy Statement (SEC File No. 000-18805) filed with the SEC pursuant to Section 14(a) of the Exchange Act on November 14, 2007.

(18)	Incorporated by reference to Exhibit 99.1 to EFI’s Registration Statement on Form S-8 (SEC File No. 333-148197) filed with the SEC on December 20, 2007.